Exhibit 99.1

UMB Financial Corporation

1010 Grand Boulevard

Kansas City, MO 64106

Media Contact:

Kelli Christman

816.860.5088

Kelli.Christman@umb.com

Investor Relations Contact:

Abby Wendel

Abigail.Wendel@umb.com

UMB Financial Corporation Receives Regulatory Approval

for Marquette Financial Companies Acquisition

KANSAS CITY, Mo. (May 14, 2015) — UMB Financial Corporation (Nasdaq: UMBF) announced today that its applications to acquire and merge with Marquette Financial Companies and to merge Meridian Bank, n.a. and Meridian Bank Texas into UMB Bank, n.a. have been approved by the Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency. The transactions are expected to close on May 31, 2015.

Upon closing, UMB will acquire Marquette Financial Companies’ portfolio of financial services businesses, including two banks with 13 branches in Arizona and Texas, two national commercial specialty-lending businesses focused on asset-based lending and factoring as well as an asset-management firm.

“We are pleased to receive the necessary approvals to complete this transaction and look forward to welcoming Marquette to the UMB family,” said Mariner Kemper, chairman and CEO of UMB Financial Corporation. “The most successful acquisitions result when complementary cultures and values are brought together. That’s why we are excited about the opportunities for success this merger creates for our company and our valued customers.”

About UMB

UMB Financial Corporation (Nasdaq: UMBF) is a diversified financial holding company headquartered in Kansas City, Mo., offering complete banking services, payment solutions, asset servicing and institutional investment management to customers. UMB operates banking and wealth management centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma, Nebraska, Arizona and Texas. Subsidiaries of the holding company include companies that offer services to mutual funds and alternative-investment entities and registered investment advisors that offer equity and fixed income strategies to institutions and individual investors. For more information, visit umbfinancial.com, umb.com, blog.umb.com or follow us on Twitter at @UMBBank, Facebook at facebook.com/UMBBank and LinkedIn at linkedin.com/company/umb-bank.

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